UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2003
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 9. Regulation FD Disclosure.

The following consists of Caterpillar Inc.'s Second-Quarter Results released on July 17, 2003. This information is being provided under Items 9 and 12 of Form 8-K. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

Caterpillar Inc.

July 17, 2003

FOR IMMEDIATE RELEASE

Caterpillar second-quarter sales and revenues increase 12 percent, profit doubles;
Company raises full-year outlook

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported second-quarter 2003 sales and revenues of $5.93 billion and profit of $399 million or $1.15 per share. Through the first half of the year, sales and revenues were $10.75 billion and profit was $528 million or $1.52 per share.

Sales and revenues were a record $5.93 billion, up 12 percent compared to $5.29 billion in the second quarter 2002. The increase was primarily due to a favorable currency impact of $221 million (due mainly to the stronger euro and Australian dollar), higher machinery and engine volume of $213 million and improved revenue yield of $107 million. In addition, Financial Products' revenues for the second quarter increased $55 million or about 15 percent compared to the second quarter 2002.

"Even though many economic indicators have not improved from a year ago, our sales this quarter are encouraging although sales mix remains challenging," said Chairman and CEO Glen Barton. "We are seeing signs that a replacement cycle has begun in our machinery business after a long waiting period. Certainly we saw evidence of this trend in sales to our dealers' rental operations, which jumped this quarter from a year ago, as dealers updated their rental fleets."

Profit of $399 million or $1.15 per share increased 99 percent compared to $200 million or 58 cents per share in the second quarter 2002 due to $107 million improved revenue yield, $138 million lower core operating costs and $44 million favorable net currency impact. Partially offsetting these favorable items was $69 million of higher retiree pension, healthcare and related benefit costs and the $22 million net unfavorable impact of changes in emissions standards. We also experienced unfavorable sales mix, which more than offset the favorable profit impact of additional machinery and engine sales volume, resulting in a net unfavorable profit impact of $10 million.

"These strong results demonstrate the real and sustainable benefits of 6 Sigma projects company-wide," said Barton. "We are redesigning processes with 6 Sigma and driving efficiencies throughout the company. Overall, the 6 Sigma benefits are accruing faster than we expected."

"Political and economic uncertainty continued in the second quarter, but we made significant progress by focusing on areas we could control. We held the gains on revenue yield, controlled costs and continued to produce quality products our customers value," Barton concluded.

Outlook

"We now expect 2003 sales and revenues to be up about 10 percent. Full-year profit per share is expected to be in the range of $2.75 to $2.90," Barton said.

For more than 75 years, Caterpillar has been building the world's infrastructure and, in partnership with our independent dealers, is driving positive and sustainable change on every continent. Caterpillar is a technology leader and the world's largest maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at http://www.CAT.com/.

Note: Glossary of terms included on pages 13-14; first occurrence of terms shown in bold italics.

DETAILED ANALYSIS

SECOND QUARTER 2003 COMPARED WITH SECOND QUARTER 2002

SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between second quarter 2002 (at left) and second quarter 2003 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parenthesis above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Second quarter 2003 sales and revenues were a record $5.93 billion compared to $5.29 billion in the second quarter of 2002. The 12 percent increase was due primarily to the favorable impact of currency on sales of $221 million (primarily the stronger euro and Australian dollar), higher machinery and engine volume of $213 million and improved revenue yield of $107 million.

Sales and Revenues
(Millions of dollars)	Total	North America	EAME	Latin America	Asia/ Pacific
Second Quarter 2003
Machinery	$3,666	$1,930	$1,028	$224	$484
Engines[1]	1,835	862	583	138	252
Financial Products[2]	431	313	76	22	20
	$5,932	$3,105	$1,687	$384	$756

Second Quarter 2002
Machinery	$3,248	$1,865	$811	$221	$351
Engines[1]	1,667	746	488	183	250
Financial Products[2]	376	284	61	19	12
	$5,291	$2,895	$1,360	$423	$613

1 Does not include internal engine transfers of $334 million and $332 million in second quarter 2003 and second quarter 2002, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

2 Does not include revenues earned from Machinery and Engines of $44 million and $43 million in second quarter 2003 and second quarter 2002, respectively.

Machinery sales were $3.67 billion, an increase of $418 million or about 13 percent from second quarter 2002. The favorable impact of currency accounted for about 5 percent, sales volume was up about 5 percent and improved revenue yield added about 3 percent. In North America, improved revenue yield and higher deliveries to dealer rental operations more than offset reductions in dealer new machine inventories. Sales in EAME were higher due mostly to the favorable impact of currency and stronger deliveries into the Commonwealth of Independent States (CIS). Company sales in Latin America were flat as dealer inventory growth and higher revenue yield offset sharp declines in dealer retail sales. Sales increased in Asia/Pacific due to continued strong growth in China and improved retail sales to the mining, heavy construction and general construction sectors throughout the region.

Engine sales were $1.84 billion, an increase of $168 million or about 10 percent from second quarter 2002. The favorable impact of currency added about 4 percent, sales volume was up about 3 percent and improved revenue yield including emissions contributed about 3 percent. Substantial sales gains in North America and EAME, and slightly higher sales in Asia/Pacific, more than offset lower sales in Latin America. Second-quarter 2003 engine sales in North America benefited from higher revenue yield on Caterpillar heavy-duty on-highway truck and bus engines. Sales into the North American petroleum sector rose 82 percent with most of the gain caused by higher sales of turbines and related services. The sales increase in EAME came from stronger engine sales into the Middle East and the favorable effects of currency. Sales in Asia/Pacific rose due to stronger demand for large reciprocating engines sold into the electric power sector, while sharply lower sales of large engines sold to the electric power and petroleum sectors caused the drop in Latin American sales. Global sales into the petroleum sector were up 20 percent. Global electric power engine sales were up 10 percent and industrial engine sales were up 4 percent, with virtually all of these gains arising from the favorable effects of currency. Sales into the on-highway truck engine sector were up 5 percent. Global sales of marine engines were helped by favorable effects of currency, but still declined 3 percent.

Financial Products' revenues for the second quarter were $431 million, up $55 million or about 15 percent compared with second quarter 2002. The favorable impacts of approximately $48 million due to the continued growth of finance receivables and leases at Cat Financial were partially offset by the approximately $25 million impact of generally lower interest rates on existing finance receivables and new finance receivables. Also, there was a $25 million increase in earned premiums on extended service contracts at Cat Insurance.

OPERATING PROFIT

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between second quarter 2002 (at left) and second quarter 2003 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parenthesis above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Operating profit was favorably impacted by improved revenue yield of $107 million, lower core operating costs of $138 million and the favorable net impact of currency of $31 million. Lower core operating costs consist primarily of favorable manufacturing costs of about $150 million mostly due to material cost improvements and lower R&D expense of about $25 million primarily due to timing, partially offset by higher SG&A expense of approximately $35 million.

Partially offsetting the favorable items was $69 million in higher retiree pension, health care and related benefit costs. We also experienced unfavorable sales mix, which more than offset the favorable profit impact of additional machinery and engine sales volume, resulting in a net unfavorable profit impact of $10 million. The unfavorable mix was attributable to higher sales of compact construction equipment relative to sales of larger machines and lower sales of higher margin fuel system components relative to other engine business product lines. In addition, the changes in emission standards for on-highway truck and bus engines in North America resulted in a net unfavorable impact of approximately $22 million, primarily due to non-conformance penalties (NCPs) in the second quarter of 2003.

Operating Profit
(Millions of dollars)	Second Quarter 2002	Second Quarter 2003
Machinery[1]	$253	$421
Engines[1]	86	93
Financial Products	76	93
Consolidating Adjustments	(22)	(21)
	$393	$586

1 Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

Machinery operating profit increased 66 percent, or $168 million, from second quarter 2002. Improved revenue yield, lower core operating costs, the favorable impact of additional volume and the net favorable impact of currency more than offset higher retiree pension, health care and related benefit costs and unfavorable sales mix.

Engine operating profit increased 8 percent, or $7 million, from second quarter 2002 as lower core operating costs, the favorable impact of additional volume and the net favorable impact of currency were mostly offset by unfavorable sales mix, the unfavorable profit impact of changes in emission standards (no impact in second quarter 2002) and higher retiree pension, health care and related benefit costs.

Financial Products' operating profit was $93 million, up $17 million or 22 percent from second quarter 2002. The increase was due primarily to an increase in earning assets at Cat Financial.

OTHER PROFIT/LOSS ITEMS

Interest expense excluding Financial Products was $6 million lower compared to second quarter 2002 primarily due to lower average short-term and long-term borrowings.

Other income/expense was income of $33 million, up $60 million compared to second quarter 2002. The increase was primarily due to favorable currency translation of $22 million for Machinery and Engines, gain on securitized finance receivables ($22 million from a public securitization of finance receivables in May 2003) at Cat Financial and a $17 million decrease in investment impairments at Cat Insurance ($23 million in the second quarter 2003 compared with $40 million a year ago). The increase in securitized receivables gain was related to the timing of Cat Financial's public securitization, which took place in the second quarter this year versus a similar gain of $18 million in the third quarter of 2002.

The provision for income taxes in the second quarter reflects an estimated annual tax rate of 28 percent for 2003 and 30 percent for 2002 resulting from a change in the geographic mix of profits.

The equity in profit/loss of unconsolidated affiliated companies increased $6 million from second quarter a year ago, due in part to improved profitability of Shin Caterpillar Mitsubishi Ltd. resulting from improved export business into China.

EMPLOYMENT

At the end of second quarter 2003, Caterpillar's worldwide employment was 67,075 compared with 71,556 one year ago. Employment was reduced by 4,481, or about 6 percent, year over year.

OPERATING COST RECLASSIFICATION

In the second quarter, we revised our policy regarding the classification of certain costs related to distributing replacement parts. Previously, these costs were included in selling, general and administrative expenses and now are included in cost of goods sold. This classification is more consistent with industry practice. The parts distribution costs include shipping and handling (including warehousing) along with related support costs such as information technology, purchasing and inventory management.

Prior period amounts have been revised to conform to the new classification. The amounts reclassified from selling, general and administrative expenses to cost of goods sold were $118 million and $220 million for the three months and six months ended June 30, 2002, respectively, and $112 million and $218 million for the three months and six months ended June 30, 2003, respectively. The reclassification had no impact on operating profit.

SUPPLEMENTAL INFORMATION

We are providing supplemental information including deliveries to users and dealer inventory levels. We sell the majority of our machines and engines to dealers and OEMs to meet the demands of their customers, the end users. Due to time lags between our sales and deliveries to end users we believe this information will help readers better understand our business and the industries we serve.

Dealer New Machine Deliveries

Worldwide dealer deliveries of new machines to end users (including deliveries to dealer rental operations) were up 3 percent.

Dealer machine deliveries in North America increased 3 percent from second quarter 2002. Economic activity in the key industries that dealers serve changed little from last year and commodity prices improved. A modest firming in economic fundamentals, combined with very low interest rates, was sufficient to encourage users in most industries to update fleets. Deliveries increased in both the United States, up 2 percent, and Canada, up 21 percent. Deliveries to dealer rental operations increased 25 percent, accounting for much of the overall gain. For the region, general construction deliveries were up 8 percent, due to strong growth in deliveries of compact construction equipment, increased deliveries to dealer rental service operations and higher deliveries to commercial building contractors. Deliveries increased to the heavy construction sector, up 5 percent, due to higher deliveries to highway contractors, increased deliveries to sewer and water construction projects and higher replacement demand from dealer rental fleets. Mining deliveries were up 4 percent due mostly to increased purchases by Canadian tar sand companies. Deliveries were lower to the quarry and aggregates sector, down 13 percent, reflecting lower production of these materials than a year ago.

Dealer deliveries to end users in EAME increased 3 percent due to higher deliveries in Africa/Middle East. Deliveries in South Africa nearly doubled, due to higher mining deliveries. Deliveries to oil producing countries increased 3 percent in response to higher oil prices than last year. Deliveries in Europe and the CIS were even with a year ago.

In Asia/Pacific, dealer machine deliveries increased 54 percent. Economic growth was robust across the region and this contributed to significant increases in deliveries to end users in all industries and in most countries. While China led the region with a 66 percent increase in deliveries, solid gains also occurred in Australia, up 41 percent; Indonesia, up 59 percent; Vietnam, up 231 percent; and India, up 264 percent.

Dealer deliveries in Latin America declined sharply, down 51 percent. Economies in Latin America were extremely depressed due to a combination of high interest rates, anemic direct investment inflows and some political disruption. Weak economies caused deliveries to decline in most countries, with the top four countries, Brazil, Mexico, Peru and Chile, all falling 50 percent or more.

Dealer Inventories of New Machines

Worldwide dealer new machine inventories at the end of the second quarter were higher than a year ago. Lower inventory in North America was more than offset by higher inventories in EAME, Asia/Pacific and Latin America. Inventories compared to current delivery rates were lower than year-earlier levels in all regions.

Engine Deliveries to End Users and OEMs

Worldwide engine deliveries to end users and OEMs in the second quarter of 2003 rose 3 percent compared to deliveries in second quarter of 2002. A 15 percent gain in worldwide deliveries to the petroleum sector, 8 percent gains in deliveries into the marine and industrial sectors and a 6 percent gain in deliveries to the electric power sector more than offset a 12 percent decline in deliveries to the on-highway truck and bus sector. Worldwide petroleum deliveries gained from more favorable oil and gas prices compared to last year with higher active drilling and gas compression activity. Global business fundamentals for marine, industrial, and electric power sectors in second quarter 2003 improved compared to last year when corporate profits were depressed and businesses and investors were delaying capital spending decisions.

In North America, Caterpillar engine deliveries to end users and OEMs in second quarter 2003 rose 1 percent compared to second quarter 2002 with virtually all of the gain occurring in the petroleum sector. Petroleum engine demand rose 66 percent due to sharply higher deliveries of turbines and related services caused by very favorable natural gas prices and surging profits in the natural gas industry. Caterpillar deliveries of on-highway truck and bus engines were negatively impacted by lower industry demand for both heavy-duty and midrange engines compared to last year's abnormally strong second quarter. In the second quarter of 2002, truck manufacturers were raising their production schedules in response to higher dealer and customer orders prior to emissions standards changes effective October 2002. Caterpillar continued its leadership position in the NAFTA on-highway truck and bus engine industry due to a significant gain in our percentage of industry sales in heavy-duty truck engines compared to second quarter 2002. Caterpillar engine deliveries to end users and OEMs in electric power and marine sectors were impacted by weak industry profits, economic uncertainty and surplus capacity that delayed new investments in large engines.

In EAME, overall deliveries to end users and OEMs rose 21 percent, with higher deliveries in all sectors and particularly strong deliveries in the electric power and petroleum sectors. Most of this overall gain came from favorable currency movements, but surging natural gas prices and industry profits caused much stronger demand for turbines and related services in EAME. Deliveries in the Middle East strengthened due to higher oil prices and the end of major military action in Iraq. However, weak economic trends and corporate profits in Western Europe continued to restrict industry demand in key industries.

Deliveries to end users in Latin America fell 38 percent, caused by sharply lower deliveries into the electric power and petroleum sectors. Electric power deliveries last year benefited from abnormally strong demand for large reciprocating engines when Brazilian customers purchased large generator sets to meet a shortfall in hydroelectric power output. Latin American deliveries to end users in the petroleum sector continued to fall from last year as political and investor uncertainty in key oil-producing countries delayed purchase decisions of large engines.

Deliveries to end users and OEMs in Asia/Pacific in the second quarter were up 10 percent compared to last year with sharp gains in all sectors except petroleum. Improving economic growth, rising business investment and favorable currency movements supported growth. Asia/Pacific demand for large engines used in the petroleum sector weakened from last year's strong second quarter, when select countries in Asia/Pacific increased oil and gas development and production.

Dealer Inventories of Engines

Worldwide dealer engine inventories at the end of the second quarter were lower than a year ago. Inventories were about 10 percent lower in North America and about 40 percent lower in Latin America, but higher in EAME and Asia/Pacific. Inventories compared to current delivery rates were lower than year-earlier levels in North America and Latin America but still slightly above normal. Dealer inventories compared to current delivery rates were higher than year-earlier levels in EAME and Asia/Pacific.

  OUTLOOK

We now expect 2003 sales and revenues to be up about 10 percent. Full-year profit per share is expected to be in the range of $2.75 to $2.90.

SALES AND REVENUES OUTLOOK

The world economy remained stagnant during the second quarter despite the end of major military action in Iraq. Inflation declined to rates low enough to cause central bankers to worry about deflation. Several central banks responded by lowering interest rates and further rate cuts are likely in the last half of this year. However, we expect economic growth to improve only slightly in the rest of 2003 and full-year growth to be only marginally better than in 2002.

Modest economic growth, low interest rates and continued replacement buying for an aging construction equipment fleet in North America should lead to increased volume of machinery and engine sales for 2003. We expect the U.S. dollar to continue to trade weaker than a year ago, resulting in a favorable currency impact on company sales in the last half.

For the year, we expect machinery and engine sales to increase about 10 percent over 2002 levels. The favorable effect of volume is expected to contribute about half of the increase, with a third coming from currency and the balance from revenue yield including emissions. We expect sales volume increases to be concentrated in North America and Asia/Pacific. EAME sales volume is expected to be about flat while Latin American sales volume is expected to decline.

North America (United States and Canada)

Second-quarter U.S. economic growth was anemic for the third consecutive quarter. In response, the Federal Reserve Board trimmed short-term interest rates another quarter point and Congress enacted additional tax cuts. These actions, plus somewhat lower oil prices and a weaker U.S. dollar, should boost economic growth to over 3 percent in the last half of 2003. An improving economy and very low interest rates should result in approximately 5 to 10 percent higher machinery and engine sales for 2003.

EAME

A stalled euro-area economy prompted the European Central Bank to cut interest rates in June and we expect another cut later this year. However, domestic spending is expected to remain weak for the rest of the year and the stronger euro is expected to curtail exports. The currency effect of the strong euro is expected to boost machinery and engine sales by about 10 percent.

Latin America

Latin America struggled with high interest rates and political disruptions in the first half of the year. Little relief other than in the mining sector is expected to occur in the second half, and economic growth is expected to remain well below trend. Overall, we expect machinery and engine sales to decline by approximately 10 percent.

Asia/Pacific

Most economies grew rapidly in the first half. Economic policies strongly support growth and the last half should be even better than the first half. Led by China, we expect a sales increase of 15 to 20 percent in machinery and engine sales for the full year in the region.

Financial Products

Overall economic conditions in the second quarter resulted in limited financing opportunities even as earning assets and revenues grew. We expect growth in Financial Products for the remainder of 2003, with revenues expected to increase approximately 10 percent versus 2002.

PROFIT OUTLOOK

We expect full-year profit to be $2.75 to $2.90 per share.

Included in the Outlook is a pretax charge of $55 million ($40 million after tax) for early retirement of our $250 million 6% debentures due in 2007. We will call these debentures, which were issued at a significant original issue discount and have an effective annual interest of 13.3%, during the third quarter. The charge reflects accelerated recognition of the unamortized original issue discount.

GLOSSARY OF TERMS
  Changes in Emissions Standards (Emissions) - Generally, emissions describes the financial impacts of industry emission standard changes for on-highway truck and bus engines in North America. With respect to sales and revenues, emissions represents the impact of price increases. With respect to operating profit, emissions represents the net impact of price increases, production cost increases which include incremental ramp-up production costs and non-conformance penalties (NCPs).
  Consolidating Adjustments - Eliminations of transactions between Machinery and Engines and Financial Products.
  Core Operating Costs - Machinery and Engines operating costs excluding currency, retiree benefits and emissions production cost increases, ramp-up production costs and non-conformance penalties.
  Currency - With respect to sales and revenues, currency represents the impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impacts on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on the Financial Products line of business are included in the Financial Products' portions of the respective analyses.
  EAME - Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).
  Earning Assets - These assets consist primarily of total net finance receivables plus equipment on operating leases, less accumulated depreciation at Cat Financial. Net finance receivables represent the gross receivables amount less unearned income and the allowance for credit losses.
  Engines - A principal line of business including the design, manufacture and marketing of engines for Caterpillar Machinery, electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Reciprocating engines meet power needs ranging from 5 to over 22,000 horsepower (4 to over 16 200 kilowatts). Turbines range from 1,600 to 19,500 horsepower (1 000 to 14 500 kilowatts).
  Financial Products - A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings Inc. (Cat Insurance) and their subsidiaries. Cat Financial provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar® gas turbines, as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.
  Latin America - Geographic region including the Central American countries and Mexico.
  Machinery - A principal line of business which includes the design, manufacture and marketing of construction, mining, agricultural and forestry machinery - track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, mining shovels, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telescopic handlers, skid steer loaders and related parts.

  Machinery and Engines (M&E) - Due to the highly integrated nature of operations, represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.
  Non-conformance Penalties (NCPs) - Represents the expense related to penalties that have been or will be paid to the United States Environmental Protection Agency (EPA) for each on-highway truck and bus engine sold which does not meet revised industry emission standards enacted in October 2002.
  Revenue Yield - The impact of net price changes excluding emissions price increases.
  Sales Volume/Mix - The net operating profit impact of changes in the quantities sold for machines, engines and parts combined with the net operating profit impact of changes in the relative weighting of machines, engines and parts sales with respect to total sales.
  Securitized Finance Receivables - Cat Financial sells retail installment sale contracts and finance leases into public asset-backed securitization facilities. Gains/losses on the securitization of finance receivables represent the difference between the carrying value and fair value of the receivables.
  6 Sigma - On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities. At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain. It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through Black Belt-led project teams. At Caterpillar, 6 Sigma goes beyond mere process improvement; it has become the way we work as teams to process business information, solve problems and manage our business successfully.

* * *

The information included in the Outlook section is forward-looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on July 17, 2003. This filing is available on our website at http://www.CAT.com/sec_filings.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)

(858) 244-2080 (Outside the United States and Canada)

Internet:

http://www.CAT.com/investor

http://www.CAT.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Kelly Wojda
Corporate Public Affairs
(309) 675-1307
wojda_kelly_g@CAT.com

Note: Information contained on our website is not incorporated by reference into this release.

Financial Pages Follow

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Sales and revenues:
Sales of Machinery and Engines	$5,501	$4,915	$9,925	$8,959
Revenues of Financial Products	431	376	828	741

Total sales and revenues	5,932	5,291	10,753	9,700

Operating costs:
Cost of goods sold	4,329	3,974	7,959	7,281
Selling, general and administrative expenses	604	502	1,174	1,049
Research and development expenses	169	186	321	357
Interest expense of Financial Products	118	135	238	258
Other operating expenses	126	101	248	192

Total operating costs	5,346	4,898	9,940	9,137

Operating profit	586	393	813	563

Interest expense excluding Financial Products	65	71	131	140
Other income (expense)	33	(27)	46	(7)

Consolidated profit before taxes	554	295	728	416

Provision for income taxes	155	89	204	125

Profit of consolidated companies	399	206	524	291

Equity in profit (loss) of unconsolidated affiliated companies	-	(6)	4	(11)

Profit	$399	$200	$528	$280

Profit per common share	$1.16	$0.58	$1.53	$0.81

Profit per common share - assuming dilution [1]	$1.15	$0.58	$1.52	$0.81

Weighted average common shares outstanding (thousands)
- Basic	344,669	344,010	344,498	343,788
- Assuming dilution [1]	348,418	348,182	347,273	348,013

Cash dividends paid per common share	$0.35	$0.35	$0.70	$0.70

1 Diluted by assumed exercise of stock options, using the treasury stock method.

Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)
	Six Months Ended June 30,
Cash flow from operating activities:	2003	2002

Profit	$528	$280
Adjustments for non-cash items:
Depreciation and amortization	671	598
Other	(48)	104
Changes in assets and liabilities:
Receivables - trade and other	(323)	(118)
Inventories	(186)	(189)
Accounts payable and accrued expenses	353	173
Other - net	102	(120)

Net cash provided by operating activities	1,097	728

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(210)	(321)
Expenditures for equipment leased to others	(550)	(534)
Proceeds from disposals of property, plant and equipment	314	250
Additions to finance receivables	(7,875)	(7,634)
Collection of finance receivables	6,452	5,414
Proceeds from sale of finance receivables	1,200	1,107
Investments and acquisitions (net of cash acquired)	(12)	(273)
Other - net	(100)	(34)

Net cash used for investing activities	(781)	(2,025)

Cash flow from financing activities:
Dividends paid	(240)	(241)
Common stock issued, including treasury shares reissued	18	8
Proceeds from long-term debt issued	2,488	3,422
Payments on long-term debt	(1,872)	(1,678)
Short-term borrowings - net	(742)	(330)

Net cash provided by (used for) financing activities	(348)	1,181

Effect of exchange rate on cash	32	1

Increase (Decrease) in cash and short-term investments	-	(115)

Cash and short-term investments at beginning of period	309	400

Cash and short-term investments at end of period	$309	$285

Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)

Assets	June 30,	Dec. 31,	June 30,
Current Assets	2003	2002	2002

Cash and short-term investments	$309	$309	$285
Receivables - trade and other	3,250	2,838	2,854
Receivables - finance	6,927	6,748	6,930
Deferred and refundable income taxes	693	642	411
Prepaid expenses	1,361	1,328	1,252
Inventories	2,949	2,763	3,114

Total current assets	15,489	14,628	14,846

Property, plant and equipment - net	7,034	7,046	6,779
Long-term receivables - trade and other	72	66	56
Long-term receivables - finance	6,918	6,714	6,666
Investments in unconsolidated affiliated companies	784	747	763
Deferred income taxes	844	850	889
Intangible assets	278	281	287
Goodwill	1,403	1,402	1,398
Other assets	1,398	1,117	1,050

Total Assets	$34,220	$32,851	$32,734

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	$58	$64	$64
-- Financial Products	1,803	2,111	1,961
Accounts payable	2,516	2,269	2,403
Accrued expenses	1,567	1,620	1,432
Accrued wages, salaries and employee benefits	1,188	1,178	1,276
Dividends payable	121	120	120
Deferred and current income taxes payable	203	70	7
Long-term debt due within one year:
-- Machinery and Engines	33	258	266
-- Financial Products	3,678	3,654	3,000

Total current liabilities	11,167	11,344	10,529

Long-term debt due after one year:
-- Machinery and Engines	3,477	3,403	3,399
-- Financial Products	9,087	8,193	9,583
Liability for postemployment benefits	4,025	4,038	3,079
Deferred income taxes and other liabilities	534	401	386

Total Liabilities	28,290	27,379	26,976

Stockholders' Equity
Common stock	1,030	1,034	1,026
Treasury stock	(2,645)	(2,669)	(2,673)
Profit employed in the business	8,136	7,849	7,573
Accumulated other comprehensive income	(591)	(742)	(168)
Total Stockholders' Equity	5,930	5,472	5,758
Total Liabilities and Stockholders' Equity	$34,220	$32,851	$32,734

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended June 30, 2003 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$5,501	$5,501	$-	$-
Revenues of Financial Products	431	-	475	(44)[2]

Total sales and revenues	5,932	5,501	475	(44)

Operating costs:
Cost of goods sold	4,329	4,329	-	-
Selling, general and administrative expenses	604	489	134	(19)[3]
Research and development expenses	169	169	-	-
Interest expense of Financial Products	118	-	122	(4)[4]
Other operating expenses	126	-	126	-

Total operating costs	5,346	4,987	382	(23)

Operating profit	586	514	93	(21)

Interest expense excluding Financial Products	65	65	-	-
Other income (expense)	33	7	5	21[5]

Consolidated profit before taxes	554	456	98	-

Provision for income taxes	155	121	34	-

Profit of consolidated companies	399	335	64	-

Equity in profit (loss) of unconsolidated affiliated companies	-	-	-	-
Equity in profit of Financial Products' subsidiaries	-	64	-	(64)[6]

Profit	$399	$399	$64	$(64)

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
Elimination of Financial Products revenues earned from Machinery and Engines.
3 Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
4 Elimination of interest expense recorded by Financial Products paid to Machinery and Engines.
5 Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned by Machinery and Engines from Financial Products.
6 Elimination of Financial Products profit for the period reported on Machinery and Engines statement on the equity basis.

   Because the nature of operations of Machinery and Engines and Financial Products is different, especially with regard to the impact on financial position and cash flow items, this supplemental data on pages 19-24, allows readers to better understand our company.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended June 30, 2002 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$4,915	$4,915	$-	$-
Revenues of Financial Products	376	-	419	(43)[2]

Total sales and revenues	5,291	4,915	419	(43)

Operating costs:
Cost of goods sold	3,974	3,974	-	-
Selling, general and administrative expenses	502	416	103	(17)[3]
Research and development expenses	186	186	-	-
Interest expense of Financial Products	135	-	139	(4)[4]
Other operating expenses	101	-	101	-

Total operating costs	4,898	4,576	343	(21)

Operating profit	393	339	76	(22)

Interest expense excluding Financial Products	71	71	-	-
Other income (expense)	(27)	(6)	(43)	22[5]

Consolidated profit before taxes	295	262	33	-

Provision for income taxes	89	77	12	-

Profit of consolidated companies	206	185	21	-

Equity in profit (loss) of unconsolidated affiliated companies	(6)	(8)	2	-
Equity in profit of Financial Products' subsidiaries	-	23	-	(23)[6]

Profit	$200	$200	$23	$(23)

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

3 Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
Elimination of interest expense recorded by Financial Products paid to Machinery and Engines.
5 Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned by Machinery and Engines from Financial Products.
6 Elimination of Financial Products profit for the period reported on Machinery and Engines statement on the equity basis.

Caterpillar Inc. Supplemental Data for Results of Operations For The Six Months Ended June 30, 2003 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$9,925	$9,925	$-	$-
Revenues of Financial Products	828	-	915	(87)[2]

Total sales and revenues	10,753	9,925	915	(87)

Operating costs:
Cost of goods sold	7,959	7,959	-	-
Selling, general and administrative expenses	1,174	965	248	(39)[3]
Research and development expenses	321	321	-	-
Interest expense of Financial Products	238	-	246	(8)[4]
Other operating expenses	248	-	248	-

Total operating costs	9,940	9,245	742	(47)

Operating profit	813	680	173	(40)

Interest expense excluding Financial Products	131	131	-	-
Other income (expense)	46	1	5	40[5]

Consolidated profit before taxes	728	550	178	-

Provision for income taxes	204	141	63	-

Profit of consolidated companies	524	409	115	-

Equity in profit (loss) of unconsolidated affiliated companies	4	2	2	-
Equity in profit of Financial Products' subsidiaries	-	117	-	(117)[6]

Profit	$528	$528	$117	$(117)

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2Elimination of Financial Products revenues earned from Machinery and Engines.
3 Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
Elimination of interest expense recorded by Financial Products paid to Machinery and Engines.
5 Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned by Machinery and Engines from Financial Products.
Elimination of Financial Products profit for the period reported on Machinery and Engines statement on the equity basis.

Caterpillar Inc. Supplemental Data for Results of Operations For The Six Months Ended June 30, 2002 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$8,959	$8,959	$-	$-
Revenues of Financial Products	741	-	821	(80)[2]

Total sales and revenues	9,700	8,959	821	(80)

Operating costs:
Cost of goods sold	7,281	7,281	-	-
Selling, general and administrative expenses	1,049	875	211	(37)[3]
Research and development expenses	357	357	-	-
Interest expense of Financial Products	258	-	266	(8)[4]
Other operating expenses	192	-	192	-

Total operating costs	9,137	8,513	669	(45)

Operating profit	563	446	152	(35)

Interest expense excluding Financial Products	140	140	-	-
Other income (expense)	(7)	(13)	(29)	35[5]

Consolidated profit before taxes	416	293	123	-

Provision for income taxes	125	79	46	-

Profit of consolidated companies	291	214	77	-

Equity in profit (loss) of unconsolidated affiliated companies	(11)	(15)	4	-
Equity in profit of Financial Products' subsidiaries	-	81	-	(81)[6]

Profit	$280	$280	$81	$(81)

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
Elimination of Financial Products revenues earned from Machinery and Engines.
3 Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
Elimination of interest expense recorded by Financial Products paid to Machinery and Engines.
5 Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned by Machinery and Engines from Financial Products.
Elimination of Financial Products profit for the period reported on Machinery and Engines statement on the equity basis.

Caterpillar Inc.
Supplemental Data for Cash Flow For the Six Months Ended June 30, 2003 (Unaudited)
(Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Cash flow from operating activities:
Profit	$528	$528	$117	$(117)[2]
Adjustments for non-cash items:
Depreciation and amortization	671	412	259	-
Profit of Financial Products	-	(117)	-	117[3]
Other	(48)	(36)	(28)	16[4]
Changes in assets and liabilities:
Receivables - trade and other	(323)	(234)	(62)	(27)[4]
Inventories	(186)	(186)	-	-
Accounts payable and accrued expenses	353	92	202	59[4]
Other - net	102	131	4	(33)[4]

Net cash provided by operating activities	1,097	590	492	15

Cash flow from investing activities:
Capital Expenditures
- excluding equipment leased to others	(210)	(199)	(11)	-
Expenditures for equipment leased to others	(550)	(3)	(547)	-
Proceeds from disposals of property, plant and equipment	314	-	314	-
Additions to finance receivables	(7,875)	-	(7,875)	-
Collection of finance receivables	6,452	-	6,452	-
Proceeds from the sale of finance receivables	1,200	-	1,200	-
Net intercompany borrowings	-	27	15	(42)[5]
Investments and acquisitions (net of cash acquired)	(12)	(5)	(7)	-
Other - net	(100)	(42)	(87)	29[6]

Net cash used for investing activities	(781)	(222)	(546)	(13)

Cash flow from financing activities:
Dividends paid	(240)	(240)	-	-
Common stock issued, including treasury shares reissued	18	18	29	(29)[6]
Net intercompany borrowings	-	-	(42)	42[5]
Proceeds from long-term debt issued	2,488	81	2,407	-
Payments on long-term debt	(1,872)	(251)	(1,621)	-
Short-term borrowings - net	(742)	(6)	(736)	-

Net cash provided by (used for) financing activities	(348)	(398)	37	13

Effect of exchange rate on cash	32	32	15	(15)[7]

Increase (Decrease) in cash and short-term investments	-	2	(2)	-
Cash and short-term investments at beginning of period	309	146	163	-

Cash and short-term investments at end of period	$309	$148	$161	$-

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
Elimination of Financial Products profit after tax due to equity method of consolidation.
3 Non-cash adjustment for the undistributed earnings from Financial Products.
Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5 Net proceeds and payments to/from Machinery and Engines and Financial Products.
Change in investment and common stock related to Financial Products.
7 Elimination of the effect of exchange on intercompany balances.

Caterpillar Inc.
Supplemental Data for Cash Flow For the Six Months Ended June 30, 2002 (Unaudited)
(Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Cash flow from operating activities:
Profit	$280	$280	$81	$(81)[2]
Adjustments for non-cash items:
Depreciation and amortization	598	398	200	-
Profit of Financial Products	-	(81)	-	81[3]
Other	104	(27)	124	7[4]
Changes in assets and liabilities:
Receivables - trade and other	(118)	(9)	(79)	(30)[4]
Inventories	(189)	(189)	-	-
Accounts payable and accrued expenses	173	223	(97)	47[4]
Other - net	(120)	(63)	(43)	(14)[4]

Net cash provided by operating activities	728	532	186	10

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(321)	(306)	(15)	-
Expenditures for equipment leased to others	(534)	-	(534)	-
Proceeds from disposals of property, plant and equipment	250	36	214	-
Additions to finance receivables	(7,634)	-	(7,634)	-
Collection of finance receivables	5,414	-	5,414	-
Proceeds from the sale of finance receivables	1,107	-	1,107	-
Net intercompany borrowings	-	(5)	46	(41)[5]
Investments and acquisitions (net of cash acquired)	(273)	(16)	(257)	-
Other - net	(34)	(13)	(54)	33[6]

Net cash used for investing activities	(2,025)	(304)	(1,713)	(8)
Cash flow from financing activities:
Dividends paid	(241)	(241)	-	-
Common stock issued, including treasury shares reissued	8	8	27	(27)[6]
Net intercompany borrowings	-	(46)	5	41[5]
Proceeds from long-term debt issued	3,422	248	3,174	-
Payments on long-term debt	(1,678)	(62)	(1,616)	-
Short-term borrowings - net	(330)	(267)	(63)	-

Net cash provided by (used for) financing activities	1,181	(360)	1,527	14

Effect of exchange rate on cash	1	23	(6)	(16)[7]

Increase (Decrease) in cash and short-term investments	(115)	(109)	(6)	-
Cash and short-term investments at beginning of period	400	251	149	-

Cash and short-term investments at end of period	$285	$142	$143	$-

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
Elimination of Financial Products profit after tax due to equity method of consolidation.
3 Non-cash adjustment for the undistributed earnings from Financial Products.
Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5 Net proceeds and payments to/from Machinery and Engines and Financial Products.
6 Change in investment and common stock related to Financial Products.
7 Elimination of the effect of exchange on intercompany balances.

F. Safe Harbor Statement under the Securities Litigation Reform Act of 1995

Certain statements contained in our second-quarter 2003 results release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be", "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors

The world economy has grown below potential in 2003 and excess capacity has put downward pressure on prices. Several central banks cut interest rates in the first half of the year and further cuts are likely in the second half. Our outlook assumes that these actions will be sufficient to avoid deflation and allow slow growth to continue. If, however, deflationary tendencies are stronger than central banks assume and downward pressure on prices increase, economic growth would likely slow further, weakening machine and engine sales in the last half.

Economic prospects are considered the most favorable in the United States. Our outlook assumes that the combination of the recent tax cut, June's interest rate cut, slightly lower oil prices, and the favorable impact of a weaker U.S. dollar will allow growth to improve from about 1.5 percent in the first half of the year to about 3 percent in the second half. Faster growth should allow the improvement in machinery and engine sales in the first half to continue. If, however, the U.S. economy fails to respond to actions taken this year, continued weak growth could threaten our machinery and engine sales.

Economic growth in EAME region as a whole was weak in the first half of the year. Flat growth in Europe was balanced by stronger growth in Africa/Middle East and in the Commonwealth of Independent States. In response to weak economic conditions in Europe and a stronger euro, the European Central Bank cut interest rates in June and our outlook assumes further cuts in the remaining months of 2003. We further assume that economic growth in Europe will improve in the second half of the year, based on higher exports to the U.S. (despite the stronger euro) and a rise in consumer spending. Should these assumptions prove incorrect, and a recession ensues, machinery and engine sales could fall more than anticipated.

The Japanese economy has been weak for years and deflation is firmly established. Our outlook assumes that measures employed by the Bank of Japan - zero interest rates, the maintenance of high levels of reserves in the banking system and the purchase of long-term government bonds - will prevent deflation from worsening and allow modest economic growth to continue. Worsening deflation, however, would further reduce our sales in that country and could have a negative impact on other economies, particularly those in the region.

Asia/Pacific economies grew rapidly in the first half and economic policies in place support a continuation of fast growth. The region's main vulnerability is Severe Acute Respiratory Syndrome ("SARS"), which disrupted economic activity in some countries (China and Hong Kong) and sectors (retail sales and travel) in the second quarter. Our outlook assumes that the disease has come under better control and there will not be further or worse outbreaks. If, however, there are further or worse outbreaks in the second half of the year, our results could be negatively impacted.

The Latin American economy has grown slowly and our outlook assumes only marginal improvement for the rest of the year. Our outlook assumes that Brazil's economy has stabilized and will not experience a further recession and that there will not be renewed political turmoil in Venezuela. If, for whatever reason, these assumptions prove untrue, our results could be negatively impacted.

Commodity Prices

Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices and production of metals have improved somewhat this year, but the failure of world industrial production to recover strongly has kept pressure on prices. Our outlook assumes continued growth in the world economy will cause metals prices to increase further. Any unexpected weakening, however, could cause prices to drop sharply to the detriment of our results.

While coal stocks are high and prices have been soft, our outlook assumes production and prices will improve later this year. If coal production and prices do not improve, our results could be negatively affected.

Oil and natural gas prices have remained fairly high this year due to tight inventories. In the United States, concerns have arisen that high natural gas prices could disrupt the hoped for economic recovery. Our outlook assumes that increased production will ease shortages in both oil and natural gas, allowing prices to ease in the second half. A continuation of recent high prices likely would slow economies, potentially with a depressing impact upon our sales.

Monetary and Fiscal Policies

For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and accordingly, demand for a product. In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

Central banks have been slow to react to the sluggish world economy, allowing below trend growth to continue into its third year.

Our outlook assumes that central banks will act in time to keep the world economy growing. If, however, the central banks fail to act or are delayed in acting, it could cause a recession and depress our results.

Weak economic growth has increased budget deficits in many countries and limited the ability of governments to boost economies with tax cuts and more spending. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect sales to public construction.

Political Factors

Political factors in the United States and abroad have a major impact on global companies.

Our outlook assumes that there will be no significant military conflict in North Korea or the Middle East in the second half of the year. Such a military conflict could severely disrupt sales into countries affected, as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attack in the remainder of 2003. If there is a major terrorist attack, confidence could be undermined, causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook further assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region.

Currency Fluctuations

The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Many currency positions are fairly closely balanced, which, along with the diversity of currency positions, helps diminish exchange rate risks.

The company's largest manufacturing presence is in the United States. So any unexpected strengthening of the dollar tends to raise the foreign currency value of costs and reduce our global competitiveness.

The stronger euro had a favorable impact on translating European sales into U. S. dollars in the second quarter. The outlook assumes similar benefits will occur in the last half. Should the euro collapse, our results could be negatively impacted.

Dealer Practices

The company sells primarily through an independent dealer network. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will reduce inventories slightly in 2003; more drastic reductions would adversely affect sales.

Other Factors

The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the United States or abroad, demand for our products may be significantly impacted.

Pursuant to a Consent Decree Caterpillar entered into with the United States Environmental Protection Agency (EPA), the company was required to meet certain emission standards by October 2002. The Consent Decree provides for the possibility that diesel engine manufacturers may not be able to meet these standards exactly on that date, and allows companies to continue selling non-compliant engines if they pay non-conformance penalties (NCPs) on those engines. The company began shipping lower emission engines in October 2002 as a "bridge" until the fully compliant ACERTR engines are introduced in 2003. These "bridge" engines require the payment of NCPs. We expect emissions standard changes to negatively impact our financial results in 2003 by $37 million (after tax) or $20 million (after tax) more adverse than in 2002 due to higher shipments of bridge engines in 2003. Early in 2003, Caterpillar began ramping up production of medium-duty and heavy-duty compliant ACERT engines. We do not anticipate paying NCPs beyond 2003. Our outlook for 2003 is subject to assumptions regarding projected NCPs, price increases, and volumes. We are able to make fairly accurate predictions of the NCP levels per engine due to our engineering knowledge, development process and internal testing during development. Our net price increase for heavy-duty bridge engines was successfully implemented on October 1, 2002; this increase was competitive with price increases implemented by other engine manufacturers on that date. We implemented an additional price increase in the first quarter 2003 to truck manufacturers that purchase our heavy-duty ACERT engines. This increase has been communicated to the truck manufacturers and is based on the additional value that we expect truck owners to receive from ACERT engines compared to our competitors as a result of better fuel economy, less maintenance and greater durability. The ultimate net price increase we are able to achieve for our ACERT engines is dependent upon marketplace acceptance of these engines versus competitive alternatives. While we estimate volume to the best of our ability, industry volume is an issue out of our control. If our assumptions regarding NCP levels, market acceptance of the price increases and/or engine volume are not realized, company performance could be negatively impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs, and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated realization.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. While our policy is to use interest rate swap agreements to manage our exposure to interest rate changes and lower the costs of borrowed funds, if interest rates move upward more sharply than anticipated, it could negatively impact our results. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

In general, our results are sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our results could be negatively impacted by any of the following:

  Any sudden drop in consumer or business confidence
  Delays in legislation needed to fund public construction
  Regulatory or legislative changes that slow activity in key industries; and/or
  Unexpected collapses in stock markets.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

July 17, 2003	By:	/s/James B. Buda

James B. Buda
Vice President